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                            [Penn Mutual Letterhead]




November 2, 2000

Board of Trustees
The Penn Mutual Life Insurance Company
Philadelphia, PA 19172

Re: Flexible Premium Adjustable Variable Life Insurance Policy SEC Registration Statement - SEC File No. 33-54662
         ----------------------------------------------------------



Ladies and Gentlemen:

         In my opinion the Cornerstone VUL IV flexible premium adjustable life insurance policy, included in the above reference registration statement filed with the U.S. Securities and Exchange Commission will, when issued, be legally issued and represent legal obligations of the Company.

         I hereby consent to the inclusion of this opinion in the above referenced registration statement as an exhibit.

Sincerely,


/s/ Franklin L. Best, Jr.
----------------------------
Franklin L. Best, Jr.
Associate General Counsel